Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Couchbase, Inc. of our report dated March 24, 2021, except for the effects of the reverse stock split discussed in Note 2 to the consolidated financial statements, as to which the date is July 12, 2021, relating to the financial statements, which appears in Couchbase, Inc.’s Amendment No. 1 to the Registration Statement on Form S-1 (No. 333-257205). We also consent to the reference to us under the heading “Experts” in this Registration Statement on Form S-8.

/s/PricewaterhouseCoopers LLP

San Jose, California

September 10, 2021